Exhibit 99.1

News Release

2011-24

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Reports Second Quarter 2011 Results

Luxembourg, 4 August 2011

Intelsat S.A., the world’s leading provider of satellite services, today reported results for the three months ended June 30, 2011.

Intelsat S.A. reported revenue of $642.4 million and a net loss of $213.4 million for the three months ended June 30, 2011. Included in the quarterly results was a $158.0 million non-recurring charge for loss on early extinguishment of debt resulting from refinancing activity. The company also reported Intelsat S.A. EBITDAi, or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization, of $464.4 million, and Intelsat S.A. Adjusted EBITDAi of $500.8 million, or 78 percent of revenue, for the three months ended June 30, 2011.

“Business activity is strong, driven by favorable demand trends for broadband infrastructure and media distribution for direct-to-home (DTH) and cable applications. Overall growth was muted in the second quarter, as a result of reduced mobile satellite services revenues in our government business and decreased network services revenues. Still, we experienced strong revenue growth of 9 percent in our government business and modest growth in our media business, resulting in steady overall revenue and maintenance of our 78 percent Adjusted EBITDA margin in the period,” said Intelsat CEO David McGlade.

“We are experiencing good renewals and continued progress in building the value of our video neighborhoods and our revenue backlog on recent and upcoming satellite launches, such as Intelsat 17 and Intelsat 18. We ended the quarter with $9.8 billion in contracted services backlog, underscoring the stability and visibility inherent in our business.” McGlade continued, “We plan to launch seven satellites through the first half of 2013. As we add new transponders, enhanced beams, and refreshed capacity, we will be able to support our customers’ expansion plans and emerging services with attractive growth profiles, such as broadband connectivity for maritime and other mobile communications.”

Business Highlights

•	Intelsat continued to strengthen its business providing transponder services for DTH platforms for regional service providers:

•	In Eastern Europe, DigiTVs’ owner, S.C. RCS and RDS S.A., renewed its contract for capacity at Intelsat’s 1 West video neighborhood. DigiTV serves millions of subscribers in Eastern Europe.

•

In Asia-Pacific, Canal + Overseas S.A.S., the largest French-speaking pay-TV operator in the French Overseas Territories, signed a multi-transponder, long-term agreement on the Intelsat 18 satellite. The satellite provides high power Ku-band capacity to enable DTH programming, in this case for New Caledonia, and is Intelsat’s growing neighborhood of largely French language programming for the Pacific Ocean region.

•

Latin America, a region served by 18 Intelsat satellites in prime orbital locations, continues to experience growth with respect to demand for commercial satellite capacity for infrastructure applications. América Móvil’s Colombian unit, COMCEL S.A., renewed and expanded its commitments for capacity on multiple Intelsat satellites in support of cellular backhaul applications.

•

Private broadband networks for global organizations continue to drive demand for our capacity. In the second quarter of 2011, Bell Canada, Canada’s largest communications company, renewed and expanded an agreement providing a global IntelsatONESM network broadband solution for a widely-dispersed civilian government network. Separately, the United Nations renewed and expanded its contract for capacity used in a global network supporting peacekeeping missions. These complex networks incorporate capacity on multiple Intelsat satellites into architectures that deliver ease of management and superior reliability as compared to terrestrial alternatives.

•

Mobility applications, such as broadband for maritime and oil and gas services, are a growing source of satellite demand for which Intelsat is well-positioned, given our ability to deliver connectivity on a global basis. RigNet, a leader in oilfield communications, recently renewed and expanded existing capacity agreements on multiple satellites for services in the Gulf of Mexico and contracted for new capacity to support Middle East energy sector services. Intelsat’s current satellite launch program includes seven Ku-band beams on four different satellites that will establish a global broadband infrastructure covering major shipping lanes and offshore energy industry operations.

•

North American broadcasters are expanding regional sports programming and are using Intelsat’s Galaxy satellites to achieve efficient distribution to thousands of U.S. cable headends. Fox Entertainment Group will add regional sports to its existing programming at Intelsat’s 133ºW video neighborhood under a long-term agreement. Separately, NBC Universal will distribute its new lineup of regional sports programming under a long-term agreement for capacity on Galaxy 17.

•	Intelsat’s satellite investment programs covering seven satellites continue to progress. Intelsat 18 is the company’s next launch, currently scheduled to take place in the fourth quarter of 2011.

•

The Intelsat New Dawn satellite was launched on April 22, 2011. The Ku-band antenna reflector deployed and that portion of the satellite is operating as planned, entering service in June 2011. The west antenna reflector, which controls communications in the C-band frequency, has yet to deploy. Intelsat and Orbital Sciences Corporation, the satellite manufacturer, completed an investigation and concluded that the deployment anomaly of the C-band reflector was most likely due to a malfunction of the reflector sunshield. As a result, the sunshield interfered with the ejection release mechanism and thus prevented the deployment of the C-band antenna.

The New Dawn joint venture, of which Intelsat is the majority owner, has indicated to insurers that, assuming continued failure of the west antenna reflector to deploy, the venture is reasonably likely to file a partial loss claim. All or most of the proceeds of any insurance claim will be used to pay down the New Dawn joint venture’s debt in accordance with existing debt agreements. New Dawn continues to work with its customers on this satellite to identify other capacity to fulfill customer needs. To the extent the anomaly continues and the New Dawn venture is unable to provide suitable alternative capacity for some or all of the C-band customers, those customers may terminate their service contracts. Therefore, it is likely that we would lose a substantial portion of the related revenue backlog of $310.2 million.

•	Intelsat’s average fill rate on its approximately 2,125 station-kept transponders was 77 percent at June 30, 2011.

•

In April 2011, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”) completed an offering of $2.65 billion aggregate principal amount of senior notes, consisting of $1.5 billion aggregate principal amount of 7 1/4% Senior Notes due 2019 and $1.15 billion aggregate principal amount of 7 1/2% Senior Notes due 2021. The net proceeds of this offering were primarily used to repurchase and redeem all of the remaining outstanding Intelsat Subsidiary Holding company S.A. (“Intelsat Sub Holdco”) and Intelsat Intermediate Holding Company S.A. (“Intermediate Holdco”) notes, together with all of the outstanding Intelsat Jackson 9 1/4% Senior Notes due 2016 and 11 1/2% Senior Notes due 2016. These transactions were completed on May 5, 2011 and as a result, no third party debt remained outstanding at Intermediate Holdco or Intelsat Sub Holdco from such date. These transactions generated a loss on early extinguishment of debt of $158.0 million in the quarter, and are expected to result in $38 million in annualized interest cost savings.

Financial Results for the Three Months Ended June 30, 2011

On-Network revenues generally include revenues from any services delivered via our satellite or ground network. Off-Network and Other revenues generally include revenues from transponder services, MSS, and other satellite-based transmission services utilizing capacity procured from other operators, often in frequencies not available on our network. Off-Network and Other Revenues also include revenues from consulting and other services.

Revenue for the three months ended June 30, 2011 increased by $7.2 million, or 1 percent, to $642.5 million as compared to $635.3 million for the three months ended June 30, 2010. By service type, revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder services — an aggregate increase of $17.6 million, due primarily to a $9.7 million increase resulting from growth in capacity sold by our Intelsat General business and an $8.4 million increase in revenue from media customers primarily in the Europe and North American regions.

•

Managed services — an aggregate decrease of $14.9 million, primarily due to a $6.3 million decrease in revenue from network services customers related to non-renewal of contracts for Internet trunking and private line solutions largely in the Africa and Middle East and the Asia-Pacific regions; a $5.6 million decrease in managed video services sold to media customers primarily in the Latin America and Caribbean and the Africa and Middle East regions in comparison to strong revenues during the comparable period in 2010 related to a global sporting event; and a $3.6 million decrease in solution-related hardware sold by our Intelsat General business to North American customers.

•	Channel — an aggregate decrease of $3.8 million related to a continued decline from the migration of point-to-point satellite traffic to fiber optic cables, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other Off-Network services — an aggregate increase of $2.9 million, primarily due to a $7.1 million increase in transponder services largely related to customers of our Intelsat General business, partially offset by a $5.0 million decline in usage-based MSS revenue.

•

Satellite-related services— an aggregate increase of $5.4 million, due primarily to an increase in professional fees earned for providing flight operations for third-party satellites and government professional services.

Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization, and interest expense, net are described below.

Direct costs of revenue increased by $0.5 million, or 1 percent, to $101.1 million for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010. The increase was primarily due to $10.9 million of higher costs attributable to purchases of off-network fixed satellite capacity services and other third party services, partially offset by a $7.0 million decline in the cost of equipment and MSS capacity purchased, primarily related to solutions sold by our Intelsat General business. In addition, there was a $3.8 million decrease in other expenses due to a reduction in satellite insurance costs in 2011 resulting from the expiration of in-orbit insurance coverage that was being amortized.

•

Selling, general and administrative expenses increased by $1.7 million, or 3 percent, to $55.1 million for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010. The increase primarily was due to $2.7 million in higher non-cash compensation costs associated with the Intelsat Global, Ltd. 2008 Share Incentive Plan, partially offset by a $1.0 million decrease in other miscellaneous expenses.

•

Depreciation and amortization expense decreased by $6.8 million, or 3 percent, to $194.4 million for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010. This decrease was primarily due to the net effect of certain assets becoming fully depreciated and the 2010 impairment of the Galaxy 15 satellite due to an anomaly, offset by increases due to satellites placed into service in 2010 and 2011.

•

Our income from operations increased by $136.1 million to $271.4 million for the three months ended June 30, 2011 as compared to $135.2 million for the three months ended June 30, 2010. In addition to the impacts described above, our financial results were affected by certain material pre-tax charges incurred during the three months ended June 30, 2010 and June 30, 2011, as discussed below:

•

a $104.1 million non-cash impairment charge recorded in the second quarter of 2010 to write down our Galaxy 15 satellite, after an anomaly which occurred in April 2010 but from which the satellite subsequently fully recovered, as compared to no such charge in the second quarter of 2011; and

•

a $20.5 million loss recognized on our derivative financial instruments for the three months ended June 30, 2011 due to cash settlements for interest, representing the difference between the amount of floating rate interest we receive and the amount of fixed rate interest we pay, together with the impact of marking the instruments to fair value, as compared to a loss on derivative financial instruments of $40.8 million for the three months ended June 30, 2010.

•

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. Interest expense, net decreased by $23.8 million, or 7 percent, to $325.9 million for the three months ended June 30, 2011 as compared to $349.7 million for the three months ended June 30, 2010. The decrease in interest expense was principally due to the following:

•	a decrease of $16.1 million in interest expense as a result of our refinancing activities, including a series of refinancing transactions, redemptions and offerings in 2010 and 2011; and

•	a decrease of $9.4 million resulting from higher capitalized interest due to an increase in capitalized satellite related costs.

Non-cash items in interest expense were $15.0 million for the three months ended June 30, 2011, primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

•

Loss on early extinguishment of debt was $158.0 million for the three months ended June 30, 2011 with no similar charge during the three months ended June 30, 2010. The 2011 loss was recognized in connection with the second quarter refinancing activity. The loss was primarily driven by the difference between the carrying value of the debt repurchased or redeemed and the total cash amount paid for the purchase or redemption, including related fees and a write-off of unamortized debt discounts and debt issuance costs.

•

Other expense, net was $1.3 million for the three months ended June 30, 2011 as compared to income of $1.6 million for the three months ended June 30, 2010. The decrease of $2.9 million was primarily due to a $4.7 million increase in equity method losses related to our equity method investments, offset by a $2.2 million increase in exchange rate gains, primarily related to our business conducted in Brazilian reais and Euros.

EBITDA, Intelsat S.A. Adjusted EBITDA and Other Financial Metrics

Intelsat S.A. EBITDA of $464.4 million for the three months ended June 30, 2011 reflected an increase of $126.4 million from $338.0 million for the same period in 2010. Intelsat S.A. Adjusted EBITDA increased by $4.1 million, or 1 percent, to $500.8 million, or 78 percent of revenue, for the three months ended June 30, 2011 from $496.7 million, or 78 percent of revenue, for the same period in 2010.

At June 30, 2011, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $9.8 billion, as compared to $9.9 billion at March 31, 2011.

Intelsat management has reviewed the data pertaining to the use of the Intelsat network and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Comparison by Customer Set and Service Type

By Customer Set

	Three Months Ended June 30, 2010		Three Months Ended June 30, 2011
Network Services	$315,627	50%	$306,335	48%
Media	198,984	31%	201,844	31%
Government	115,054	18%	125,791	20%
Other	5,621	1%	8,476	1%

	$635,286	100%	$642,446	100%

By Service Type

	Three Months Ended June 30, 2010		Three Months Ended June 30, 2011
On-Network Revenues
Transponder services	$457,152	72%	$474,722	74%
Managed services	85,746	13%	70,895	11%
Channel	30,552	5%	26,723	4%

Total on-network revenues	573,450	90%	572,340	89%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	53,278	9%	56,134	9%
Satellite-related services	8,558	1%	13,972	2%

Total off-network and other revenues	61,836	10%	70,106	11%

Total	$635,286	100%	$642,446	100%

Free Cash Flow from Operations and Capital Expenditures

Free cash flow from operations i was zero during the three months ended June 30, 2011. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended June 30, 2011 totaled $236.9 million.

Intelsat is in the process of procuring and building seven satellites that are expected to be launched from 2011 to 2013. In addition to these announced programs, the company expects to procure one additional replacement satellite during the guidance period ending in 2013. By the conclusion of 2013, our total station-kept transponder count is expected to increase modestly from current levels. Our capital expenditure guidance includes capitalized interest but excludes capital expenditures associated with the Intelsat New Dawn satellite that launched in April of 2011. Intelsat expects 2011 total capital expenditures to range from $725 million to $800 million. Expected annual capital expenditure ranges for fiscal years 2012 and 2013 are $575 million to $650 million, and $175 million to $250 million, respectively.

End Notes

[i]

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. EBITDA, Intelsat S.A. Adjusted EBITDA, free cash flow from operations and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EDT on Thursday, August 4, 2011 to discuss the company’s financial results for the three months ended June 30, 2011. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, United States-based participants should call (866) 314-4483. Non-U.S. participants should call +1 (617) 213-8049. The participant pass code is 89330746. Participants will have access to a replay of the conference call through August 11, 2011. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code for the replay is 28284441.

About Intelsat

Intelsat is the leading provider of satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; U.S. and other government regulation; changes in our contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2010, its Registration Statement on Form S-1, and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2011
Revenue	$635,286	$642,446
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	100,531	101,059
Selling, general and administrative	53,461	55,147
Depreciation and amortization	201,189	194,354
Impairment of asset value	104,088	—
Losses on derivative financial instruments	40,775	20,522

Total operating expenses	500,044	371,082

Income from operations	135,242	271,364
Interest expense, net	349,662	325,861
Loss on early extinguishment of debt	—	(157,953)
Other income (expense), net	1,571	(1,298)

Loss before income taxes	(212,849)	(213,748)
Provision for (benefit from) income taxes	(30,937)	734

Net loss	(181,912)	(214,482)
Net loss attributable to noncontrolling interest	1,266	1,114

Net loss attributable to Intelsat S.A.	$(180,646)	$(213,368)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2011	Six Months Ended June 30, 2010	Six Months Ended June 30, 2011
Net loss	$(181,912)	$(214,482)	$(285,340)	$(430,241)
Add (Subtract):
Interest expense, net	349,662	325,861	689,487	674,651
Loss on early extinguishment of debt	—	157,953	—	326,183
Provision for (benefit from) income taxes	(30,937)	734	(19,108)	(6,253)
Depreciation and amortization	201,189	194,354	397,996	389,356

EBITDA	$338,002	$464,420	$783,035	$953,696

EBITDA Margin	53%	72%	62%	74%

Note:

EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO

INTELSAT S.A. ADJUSTED EBITDA

($ in thousands)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2011	Six Months Ended June 30, 2010	Six Months Ended June 30, 2011
Net loss	$(181,912)	$(214,482)	$(285,340)	$(430,241)

Add (Subtract):
Interest expense, net	349,662	325,861	689,487	674,651
Loss on early extinguishment of debt	—	157,953	—	326,183
Provision for (benefit from) income taxes	(30,937)	734	(19,108)	(6,253)
Depreciation and amortization	201,189	194,354	397,996	389,356

Intelsat S.A. EBITDA	338,002	464,420	783,035	953,696

Add (Subtract):
Compensation and benefits	906	2,526	(5,076)	4,857
Management fees	6,178	6,216	12,356	12,433
Share in (gain) loss of unconsolidated affiliates	(125)	4,589	(249)	4,469
Impairment of asset value	104,087	—	110,625	—
Loss on derivative financial instruments	40,775	20,522	70,642	18,808
Gain on sale of investment	—	—	(1,261)	—
Non-recurring and other non-cash items	6,887	2,495	9,708	6,230

Intelsat S.A. Adjusted EBITDA	$496,710	$500,768	$979,780	$1,000,493

Intelsat S.A. Adjusted EBITDA Margin	78%	78%	78%	78%

Note:

Intelsat calculates a measure called Intelsat S.A. Adjusted EBITDA to assess the operating performance of Intelsat S.A. Intelsat S.A. Adjusted EBITDA consists of EBITDA of Intelsat S.A. as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table and related footnotes below. Our management believes that the presentation of Intelsat S.A. Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations, because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, such as impairments of asset value and gains (losses) on derivative financial instruments, our management believes that Intelsat S.A. Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Intelsat S.A. Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Intelsat S.A. Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Intelsat S.A. Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies. Intelsat S.A. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

CONSOLIDATED BALANCE SHEET

($ in thousands, except per share amounts)

	As of December 31, 2010	As of June 30, 2011
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$692,930	$281,799
Receivables, net of allowance of $21,748 in 2010 and $19,690 in 2011	250,351	280,120
Deferred income taxes	24,090	23,063
Prepaid expenses and other current assets	31,817	50,730

Total current assets	999,188	635,712
Satellites and other property and equipment, net	5,997,283	6,066,085
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	848,318	795,592
Other assets	508,651	493,056

Total assets	$17,592,367	$17,229,372

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$140,984	$138,052
Taxes payable	2,342	—
Employee related liabilities	35,217	32,612
Accrued interest payable	403,446	355,602
Current portion of long-term debt	94,723	32,500
Deferred satellite performance incentives	16,693	17,520
Deferred revenue	79,845	73,572
Other current liabilities	67,584	63,833

Total current liabilities	840,834	713,691
Long-term debt, net of current portion	15,821,902	15,894,856
Deferred satellite performance incentives, net of current portion	132,884	125,166
Deferred revenue, net of current portion	407,103	594,975
Deferred income taxes	484,076	344,631
Accrued retirement benefits	257,455	243,002
Other long-term liabilities	326,531	413,233
Redeemable noncontrolling interest	18,621	—
Commitments and contingencies

Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2010 and June 30, 2011	5,000	5,000
Paid-in capital	1,548,380	1,572,159
Accumulated deficit	(2,175,814)	(2,604,780)
Accumulated other comprehensive loss	(76,507)	(74,200)

Total Intelsat S.A. shareholder’s deficit	(698,941)	(1,101,821)
Noncontrolling interest	1,902	1,639

Total liabilities and shareholder’s deficit	$17,592,367	$17,229,372

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2011
Cash flows from operating activities:
Net loss	$(181,912)	$(214,483)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	201,189	194,354
Impairment of asset value	104,088	—
Provision for doubtful accounts	1,091	2,128
Foreign currency transaction loss (gain)	153	(2,019)
Loss on disposal of assets	275	2
Share-based compensation expense	680	2,420
Deferred income taxes	(41,002)	(9,819)
Amortization of discount, premium, issuance costs and other non-cash items	23,231	12,521
Interest paid-in-kind	74,302	2,455
Loss on early extinguishment of debt	—	157,954
Share in (gain) loss of unconsolidated affiliates	(125)	4,589
Losses (gains) on derivative financial instruments	21,098	(7,802)
Other non-cash items	868	1,638
Changes in operating assets and liabilities:
Receivables	(7,459)	8,378
Prepaid expenses and other assets	(2,667)	31,844
Accounts payable and accrued liabilities	80,340	61,516
Deferred revenue	35,255	(3,947)
Accrued retirement benefits	(1,012)	(11,210)
Other long-term liabilities	285	6,344

Net cash provided by operating activities	308,678	236,863

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(246,998)	(236,899)
Other investing activities	2,464	—

Net cash used in investing activities	(244,534)	(236,899)

Cash flows from financing activities:
Repayments of long-term debt	(23,124)	(2,531,553)
Proceeds from issuance of long-term debt	9,688	2,650,000
Debt issuance costs	(15,370)	(29,520)
Capital contribution from parent	18,000	—
Payment of premium on early retirement of debt	—	(77,413)
Noncontrolling interest in New Dawn	421	—
Principal payments on deferred satellite performance incentives	(4,561)	(3,748)
Principal payments on capital lease obligations	(93)	—

Net cash (used in) provided by financing activities	(15,039)	7,766

Effect of exchange rate changes on cash and cash equivalents	(153)	2,019

Net change in cash and cash equivalents	48,952	9,749
Cash and cash equivalents, beginning of period	380,511	272,050

Cash and cash equivalents, end of period	$429,463	$281,799

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$179,260	$244,019
Income taxes paid, net of refunds	13,495	7,376
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$40,527	$(13,204)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING

ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2011	Six Months Ended June 30, 2010	Six Months Ended June 30, 2011
Net cash provided by operating activities	$308,678	$236,863	$393,126	$443,161
Payments for satellites and other property and equipment (including capitalized interest)	(246,998)	(236,899)	(437,524)	(412,710)

Free cash flow for operations	$61,680	$(36)	$(44,398)	$30,451

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.